Exhibit 99.10

INTERNAL DOCUMENT – NOT INTENDED FOR FURTHER DISTRIBUTION

TALKING POINTS FOR RELATIONSHIP MANAGERS

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You may have heard that we announced that American Dental Partners has entered into an agreement to be purchased by funds affiliated with JLL Partners, Inc., a leading private equity firm. This transaction is subject to certain conditions including approval by our stockholders.

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We are enthusiastic about this announcement and after careful evaluation we determined that this is the best option to recognize the company’s value for current shareholders and to support the company’s future growth plans.

•	Maintaining strong working relationships with our vendors and partners is an important part of how we do business.

•	I wanted to personally tell you that the transaction is not expected to impact our day-to-day engagement or relationship with you.

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In addition, your primary point of contact will not change and it is not expected that there will be any changes to our present service agreements or the way we interact with you as a result of this transaction.

•	JLL Partners believes in the depth and ability of ADPI’s management and we expect that Greg Serrao and management will continue in their current positions.

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Exiting the public markets with the assistance of JLL Partners, who we believe has a long-term view on the future of our company, will provide us greater flexibility and allow us to focus even more sharply on our business and our people.

•	We will continue to strive to be the leading business partner to dental group practices, and remain committed to high quality oral health care.

•	We look forward to continuing to work with you in this exciting next chapter

Additional Information and Where to Find It:

This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by the Company with the Securities and Exchange Commission (when available) at the Securities and Exchange Commission’s website at http://www.sec.gov or at the Company’s website at http://www.amdpi.com. The proxy statement and other relevant materials (when available) may also be obtained for free from the Company by directing a request to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, telephone (781) 224-0880. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in Solicitation:

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Information concerning the interests of the Company’s participants in the solicitation is, and will be, set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously or in the future filed with the Securities and Exchange Commission, and in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov and from the Company at http://www.amdpi.com, or by directing a request to American Dental Partners, Inc., 401 Edgewater Place, Suite 430, Wakefield, Massachusetts 01880, telephone (781) 224-0880.